Exhibit 10.28

March 29, 2021

Andrea Elisabeth Wuttke
[***]

Dear Andrea:

It gives me great pleasure to offer you employment as Chief Financial Officer for Energy Vault, Inc. (the “Company”). You will report to me, Robert Piconi, Co-Founder and Chief Executive Officer, Energy Vault, Inc. As we discussed you will begin your employment on April 26, 2021 and the following terms and conditions will apply to your employment:

1.

Salary. Your salary will be $10,961.54 payable on a bi-weekly basis (annualized to $285,000 per year) in accordance with the Company’s normal payroll practices. Your salary is subject to modification during your employment in accordance with the Company’s practices, policies, or procedures.

2.

Incentive Compensation. In addition to your salary, upon approval of the Company’s Board of Directors, the Company will grant you an option to purchase 48,400 shares of the Company’s common stock pursuant to the terms provided on Attachment IE (Stock Option Summary Sheet) and subject to the terms of the Company’s Stock Plan and an applicable stock option agreement between you and the Company. You understand that incentive compensation is not guaranteed.

3.	Signing Bonus. The Company will pay you a signing bonus of $15,000.00 (less applicable withholding). You understand that incentive compensation is not guaranteed.
4.

Annual Performance Bonus. You will be eligible for an annual variable target bonus of up to 50% of your annual salary based on mutually established goals. You understand that this performance bonus is not guaranteed.

5.	Flexible Time Off. You will be able to use Flexible Time Off (FTO) with pay during current and subsequent years of employment in accordance with the Company’s FTO policy.
6.

Benefits (Health and Welfare Plans). In addition to your compensation, you will be eligible to receive the benefits that are generally offered to all Company employees effective on the first of the month following your hire date. Establishment of such benefit programs is at the discretion of the Company and may include programs such as medical plans, dental plans, a vision plan. These programs are also subject to change at the discretion of the Company.

7.	Holidays. You will be paid for selected holidays in accordance with the Company’s holiday schedule. This schedule is subject to change at the discretion of the Company.

As a condition of your employment with the Company, you will furnish and will continue to furnish the Company all necessary documentation that will satisfy the requirements of the Immigration Reform and Control Act of 1986.

Your employment is expressly contingent upon the acceptable results of a background check. Any falsification of an applicant’s employment history or educational background will result in withdrawal of the offer and or termination of employment, if hired.

Your employment with the Company is at will. This means that either you or the Company may terminate your employment at any time, with or without cause and with or without notice. We both agree that any dispute arising with respect to your employment and the termination of that employment shall be conclusively settled by final and binding arbitration in accordance with the arbitration procedures described in the Employee Confidentiality and Non-Disclosure Agreement.

By signing this letter, you acknowledge that the terms described in this letter, together with the Employee Confidentiality and Non-Disclosure Agreement, sets forth the entire understanding between us and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of Energy Vault, Inc. except that the Company may, in its sole discretion, adjust salaries, incentive compensation, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

Enclosed are the following:

1.Attachment IE – Stock Option Summary Sheet

2.Employee Confidentiality and Non-Disclosure Agreement

Our offer is contingent on your understanding and acceptance of the agreements and practices referred to in this letter. Please acknowledge your acceptance of this offer of employment on the terms indicated by signing the enclosed copy of this letter, completing the Employee Confidentiality and Non-Disclosure Agreement and returning them to me as soon as possible. Should you have any questions, please feel free to contact me. Andrea, I am personally pleased you have chosen to accept our offer and I look forward to working with you toward our mutual success.

Sincerely,

/s/ Robert Piconi

Robert Piconi
Co-Founder and Chief Executive Officer
Energy Vault, Inc.

I accept the position of Chief Financial Officer, Energy Vault, Inc., on the terms described within this letter.

/s/ Andrea Elizabeth Wuttke	March 29, 2021
Andrea Elisabeth Wuttke - SIGNATURE	DATE